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                 May 11, 2021

       Rudolf Franz
       Chief Financial Officer
       voxeljet AG
       Paul-Lenz Stra  e 1a
       86316 Friedberg, Germany

                                                        Re: voxeljet AG
                                                            Registration
Statement on Form F-3
                                                            Filed May 7, 2021
                                                            File No. 333-255911

       Dear Mr. Franz:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Lillian Tsu, Esq.